UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2024

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

nevada	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

16000 Ventura Blvd. Suite 770, Encino, CA 91436

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	NTWK	NASDAQ

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 13, 2024, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 18, 2024 the record date, 61.15% or 6,975,119 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 5,901,585 shares of common stock cast votes for directors. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted For *
Najeeb Ghauri	5,372,671	523,111	5,804	91.12%
Mark Caton	5,097,516	799,211	4,859	86.44%
Malea Farsai	5,364,667	532,019	4,900	90.97%
Michael Francis	5,325,263	571,965	4,358	90.30%
Kausar Kazmi	5,343,273	554,127	4,186	90.60%

2. To approve, on an advisory basis, compensation of the named executive officers in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation. The following sets forth the tabulation of the shares voting in connection with this proposal.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor *
5,901,586	5,332,813	549,278	19,495	90.66%

4. Ratification of Appointment of Auditors:

Fortune CPA, Inc. was appointed as Auditors for the Company for the fiscal year ending June 30, 2024. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor *
6,975,119	6,621,137	167,009	186,973	97.53%

* Less Abstention/Withheld

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:	June 13, 2024	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:	June 13, 2024	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer

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